Exhibit 99.1

CSPi Reports 14.6% Services Revenue Growth, Significantly Expands Gross Margin and Generates FY 2026 First Quarter Profit

Strong Customer Retention & New Customers Drive Technology Solutions Business

New Customers Signed for AZT PROTECT as Existing Customers Add Additional Sites

Conference Call Today at 10 a.m. ET

LOWELL, Mass., February 12, 2026 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results, including total gross margin of 39.3%, for the fiscal first quarter ended December 31, 2025. The Company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable March 12, 2026, to shareholders of record at the close of business on February 26, 2026.

Recent Achievements and Operating Highlights

●	Fiscal first quarter services revenue increased 14.6% as the Company achieved solid customer retention and acquisition to start the fiscal year.
●	Fiscal first quarter gross margin increased more than 10%, reflecting the Company’s continued growth of higher margin service revenue.
●	Proof of Concept (PoC) single-site AZT PROTECT engagements proved to be successful as several customers signed orders to expand site deployment since the beginning of fiscal 2026 while the sales pipeline continued to expand.

“We had an encouraging start to the year and the progress we made across our businesses during the quarter positions us favorably for the next three quarters,” commented Victor Dellovo, Chief Executive Officer. “While our services revenue grew 14.6% over the same prior year period, our product revenue comparison was impacted by several large, one-time orders during the first quarter of fiscal year 2025. At the beginning of this fiscal year, we devoted more resources to further drive our services revenue performance and these investments are already contributing to growth. Our service revenue generates significantly higher gross margin than our product revenue and the first quarter growth led to our overall significant gross margin increase. Our managed services practice performed well and the number of customers we added in the fiscal first quarter was among the highest in terms of net new engagements to kick-off the year, raising our full year optimism for the overall TS business.”

“We are also generating positive developments within the AZT PROTECT offering as we added several new initial site customers during the fiscal first quarter. While the revenue contribution from these initial deployments is small, it aligns with our overall strategy to get a foot in the door to prove ourselves and drive revenue. This initiative has begun to bear fruit as we increased orders from existing customers and we now have several enterprises deploying AZT PROTECT at more than one location. We are focused on driving expansion of AZT PROTECT deployment through our distribution partners and further deepen our customer engagements as we move through the year, ensuring that our best-of-class AZT PROTECT is protecting the most sensitive infrastructures, including power and water. We believe the solution remains unmatched in its effectiveness to stop otherwise unprotected attacks on critical operating systems throughout the world.”

Fiscal 2025 Fourth Quarter Results

Revenue for the fiscal first quarter ended December 31, 2025 was $12.0 million compared to revenue of $15.7 million for the fiscal first quarter ended December 31, 2024. The year-ago fiscal first quarter included several one-time customer contracts totaling over $4.5 million of revenue recognized, and while the Company is pursuing similar sized transactions, the timing of these very from quarter to quarter.

Despite the revenue decline, gross profit for the three months ended December 31, 2025 increased slightly to $4.7 million compared to $4.6 million in the prior year, demonstrating the Company’s continued focus on higher margin products and services. Gross margin for the fiscal first quarter ended December 31, 2025, was 39.3%

Exhibit 99.1

of sales, increasing more than 10% compared to 29.1% of sales for the year ago fiscal first quarter, primarily due to the higher proportion of services revenue. The Company reported net income of $91 thousand, or $0.01 per diluted common share for the fiscal first quarter, compared to net income of $472 thousand, or $0.05 per diluted common share for the prior fiscal year first quarter.

The Company’s balance sheet remained robust, and as of December 31, 2025, had cash and cash equivalents of $24.9 million, providing the Company the necessary resources to execute its growth strategies for managed services and the AZT PROTECT offering.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster5.com/Webcast/Page/2912/53620. Individuals also may listen to the call via telephone, by dialing 973-528-0011 or 888-506-0062 and use the Participant Access Code: 482107 when greeted by the live operator. A replay of the webcast will be available for approximately one year on the CSPi website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed.

CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions, and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.

Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under “Part I. Item 1A. – Risk Factors” included in our most recent Annual

Exhibit 99.1

Report on Form 10-K and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission (“SEC”) filings and public communications.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this report in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this report are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SOURCE: CSP Inc.

CONTACT:

CSP Inc.
Gary Levine, 978-954-5040
Chief Financial Officer

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2025	September 30, 2025

Assets
Current assets:
Cash and cash equivalents	$24,928	$27,418
Accounts receivable, net	11,786	12,000
Financing receivables, net	7,714	8,939
Inventories	2,366	1,442
Other current assets	2,362	2,521
Total current assets	49,156	52,320
Financing receivables due after one year, net	7,424	5,965
Cash surrender value of life insurance	5,877	5,845
Other assets	6,697	7,033
Total assets	$69,154	$71,163

Liabilities and Shareholders’ Equity
Current liabilities	$17,856	$22,183
Pension and retirement plans	1,202	1,219
Other non-current liabilities	5,286	3,210
Shareholders’ equity	44,810	44,551
Total liabilities and shareholders’ equity	$69,154	$71,163

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended
	December 31,	December 31,
	2025	2024
Sales:
Product	$6,701	$11,015
Services	5,335	4,655
Total sales	12,036	15,670

Cost of sales:
Product	5,282	9,119
Services	2,019	1,987
Total cost of sales	7,301	11,106

Gross profit	4,735	4,564

Operating expenses:
Engineering and development	858	786
Selling, general and administrative	3,989	4,132
Total operating expenses	4,847	4,918

Operating loss	(112)	(354)

Other income, net	483	711

Income before income taxes	371	357

Income tax expense (benefit)	280	(115)

Net income	$91	$472
Net income attributable to common shareholders	$86	$438

Net income per common share - basic	$0.01	$0.05
Weighted average shares outstanding – basic	9,442	9,124

Net income per common share - diluted	$0.01	$0.05
Weighted average shares outstanding net income - diluted	9,683	9,619